Exhibit 99.1

Bar Harbor Bankshares Declares Quarterly Cash Dividend

BAR HARBOR, Maine-(Business Wire)-July 17, 2018-Bar Harbor Bankshares (NYSE American: BHB), announced that its Board of Directors declared at its July 17, 2018 meeting, a quarterly cash dividend of $0.20 per share of common stock. The quarterly cash dividend is unchanged from last quarter and is payable to all shareholders of record as of the close of business August 14, 2018 and will be paid on September 14, 2018.

Bar Harbor Bankshares (NYSE American: BHB) is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Founded in 1887, Bar Harbor Bank & Trust is a true community bank serving the financial needs of its clients for over 130 years. Bar Harbor provides full service community banking with office locations in all three Northern New England states of Maine, New Hampshire, and Vermont. For more information, visit www.bhbt.com.

Contact
Bar Harbor Bankshares
Curtis C. Simard 207-288-3314
President and CEO